TECH/OPS SEVCON, INC.

           155 NORTHBORO ROAD, SOUTHBOROUGH, MASSACHUSETTS 01772
                         TELEPHONE (508) 281-5510

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     Notice is hereby given that the annual meeting of the stockholders of Tech/Ops Sevcon, Inc., a Delaware corporation, will be held at the offices of Edwards Angell Palmer & Dodge LLP, 20th Floor, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts, at 5:00 p.m. on Tuesday, January 24, 2006 for the following purposes:

1.   To elect two directors to hold office for a term of three years.

2.   To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on December 14, 2005 are entitled to notice of the meeting or to vote thereat.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                          By order of the Board of Directors,


                                          MATTHEW C. DALLETT
                                               Secretary



Dated December 27, 2005



                               PROXY STATEMENT

APPROXIMATE DATE OF MAILING:  DECEMBER 27, 2005

                 INFORMATION CONCERNING THE PROXY SOLICITATION

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Tech/Ops Sevcon, Inc. (the "Company") for use at the annual meeting of stockholders of the Company to be held on January 24, 2006 at 5:00 p.m. at the offices of Edwards Angell Palmer & Dodge LLP, 20th Floor, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts, or any adjournments or postponements thereof. It is subject to revocation at any time prior to the exercise thereof by giving written notice to the Company, by submission of a later dated proxy or by voting in person at the meeting. The costs of solicitation, including the preparation, assembly and mailing of proxy statements, notices and proxies, will be paid by the Company. Such solicitation will be made by mail and in addition may be made by the officers and employees of the Company personally or by telephone or email. Forms of proxies and proxy material will also be distributed, at the expense of the Company, through brokers, custodians and other similar parties to beneficial owners.

     On December 14, 2005, the Company had outstanding 3,197,051 shares of Common Stock, $.10 par value, which is its only class of stock outstanding and entitled to vote at the meeting. Stockholders of record at the close of business on December 14, 2005 will be entitled to vote at the meeting. With respect to all matters which will come before the meeting, each stockholder may cast one vote for each share registered in his name on the record date. The shares represented by every proxy received will be voted, and where a choice has been specified, the shares will be voted in accordance with the specification so made. If no choice has been specified on the proxy, the shares will be voted FOR the election of the nominees as directors.

                        BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table provides information as to the ownership of the Company's Common Stock as of December 14, 2005 by (i) persons known to the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock, (ii) the executive officers named in the Summary Compensation Table below, and (iii) all current executive officers and directors of the Company as a group. Beneficial ownership by individual directors and nominee for director is shown in the table on pages 4 and 5 below.

       Name and Address                  Amount Beneficially      Percent
       of Beneficial Owner                    Owned (1)           of Class
       -------------------               -------------------      --------

Paul D. Sonkin /
Hummingbird Management LLC (2)               406,665 (3)            12.8%
  460 Park Avenue, 12th Floor
  New York, New York 10022

Dr. Marvin G. Schorr                         360,278 (4)            11.3%
  330 Beacon Street
  Boston, MA 02116

Bernard F. Start                             238,477 (4)             7.5%
  Dotland Grange
  Hexham, NE46 2JY, United Kingdom

Mario J. Gabelli / GGCP, Inc. /
Gabelli Asset Management, Inc. (5)           173,000                 5.5%
  One Corporate Center
  Rye, NY 10580-1435

Paul A. McPartlin                             84,546 (6)             2.6%
  Tech/Ops Sevcon, Inc.
  155 Northboro Road
  Southborough, MA 01772

Matthew Boyle                                 79,400 (7)             2.4%
  Tech/Ops Sevcon, Inc.
  155 Northboro Road
  Southborough, MA 01772

All current executive officers and
  directors as a group (8 persons)           869,181 (8)            27.2%


     (1) Unless otherwise indicated, each owner has sole voting and investment power with respect to the shares listed.

     (2) As reported on Schedule 13D filed with the Securities and Exchange Commission on April 15, 2003, and subsequent Forms 4, Mr. Sonkin is the managing member and control person of Hummingbird Management, LLC and of Hummingbird Capital LLC, which are the investment manager and general partner, respectively, of two investment funds, and these parties act together as a group with respect to their shareholdings in the Company.

     (3) According to the SEC filings and communications with the Company, Hummingbird Management, LLC has sole dispositive power over 405,175 of these shares, which are held by the investment funds, and Mr. Sonkin has sole dispositive power over 1,490 shares.
          Mr. Sonkin and Hummingbird Management LLC share voting power over all 406,665 shares.

     (4) Includes 4,000 shares subject to stock options exercisable within sixty days.

     (5) As reported on Schedule 13D as filed with Securities and Exchange Commission on July 18, 2005, each of Mr. Gabelli, GGCP, Inc., and Gabelli Asset Management, Inc. Is the beneficial owner of the shares shown, which are held in investment advisory accounts of various subsidiaries of Gabelli Asset Management, Inc.

     (6) Includes 9,000 shares subject to stock options exercisable within sixty days.

     (7) Includes 48,000 shares subject to stock options exercisable within sixty days.

     (8) Includes 89,000 shares subject to stock options exercisable within sixty days.


                           ELECTION OF DIRECTORS

     The Company's Board of Directors has fixed the number of directors at seven. Members of the Board of Directors are divided into three classes serving staggered three-year terms. The term of two of the Company's current directors, Paul B. Rosenberg and Bernard F. Start, expires at the annual meeting. Based on the recommendation of its Nominating and Governance Committee, the Board has nominated Mr. Rosenberg and Mr. Start for re-election to a new three-year term. Each nominee has consented to serve if elected, and the Company is not presently aware of any reason that would prevent any nominee from serving as a director. If a nominee should become unavailable for election, the proxies will be voted for another nominee selected by the Board.

     Pursuant to the Company's by-laws, directors will be elected by a plurality of the votes properly cast at the annual meeting. Abstentions, votes withheld and broker non-votes will not be treated as votes cast and will not affect the outcome of the election. A "broker non-vote" occurs when a broker holding a customer's shares indicates on the proxy that the broker has not received voting instructions on a matter from the customer and is barred by applicable rules from exercising discretionary authority to vote on the matter.

     The following table contains information on the nominees for election at the annual meeting and each other person whose term of office as a director will continue after the meeting. The nominees for election at the meeting are indicated by an asterisk.

                                                      Has Been     No. of
                                                     a Director    Common
                                                       of the      Shares
                                                      Company  of the Company
                                                      or its       Owned
                              Business Experience    Predeces- Beneficially on
                                  During Past           sor      December 14,
                      Term       Five Years and       Tech/Ops,      2005
    Name             Expires  Other Directorships        Inc.    and Percent
                                                        Since    of Class (+)
    ----             -------  -------------------       -----     ------------

Matthew Boyle          2008   President and Chief        1997       79,400
           (3)                Executive Officer of                  (2.4%)
Age - 43                      the Company since                     (1)
                              November 1997. Vice
                              President and Chief
                              Operating Officer of
                              the Company from
                              November 1996 to
                              November 1997.

Maarten D. Hemsley     2007   Chief Financial            2003        3,000
             (4)(5)           Officer and a director                 (#)
Age - 56                      since 1988 (and until
                              July 2001, President) of
                              Sterling Construction
                              Company, Inc., a company
                              principally involved in
                              civil construction in
                              Texas. Fund manager at
                              North Atlantic Value LLP,
                              part of the J. O. Hambro
                              Capital Management Group,
                              London, England, since
                              March 2001, with
                              responsibility for Leisure
                              & Media Venture Capital
                              Trust, Plc and Trident
                              Private Equity Fund II,
                              L.P. President of
                              Bryanston Management Ltd.,
                              a specialized financial
                              services company, since
                              1993. Director of a number
                              of UK privately-held
                              companies.

* Paul B. Rosenberg    2006   Former Treasurer of the    1988        90,480
              (4)(6)          Company.                               (2.9%)
Age - 73                                                             (2)

Dr. Marvin G. Schorr   2007   Chairman of the Company's  1951       360,278
            (3)(5)(6)         Board of Directors from               (11.4%)
Age - 80                      January 1988 until                    (2)
                              January 2005. Prior to
                              that, Chairman of the
                              Board of Directors and
                              President of Tech/Ops,
                              Inc., the Company's
                              predecessor. Also a
                              director of Brooks
                              Automation, Inc.

* Bernard F. Start     2006   Vice-Chairman of the       1988       238,477
Age - 67                      Board since November                  (7.5%)
                              1997. President and Chief             (2)
                              Executive Officer of the
                              Company from January 1988
                              to November 1997.

David R. A. Steadman   2007   Chairman of the Company's  1997       11,000
            (3)(4)(6)         Board of Directors since              ( # )
Age - 68                      January 2005. President               (2)
                              of Atlantic Management
                              Associates, Inc., a
                              management services firm,
                              since 1988. Chairman of
                              Brookwood Companies
                              Incorporated, a director
                              of Aavid Thermal Technologies,
                              Inc. a director of Sterling
                              Construction Company, Inc.
                              and a director of several
                              privately held companies.

Paul O. Stump          2008   President and Chief        2005       2,000
           (5)                Executive Officer of
Age - 53                      Telequip Corporation, a
                              manufacturer of coin
                              dispensing equipment,
                              since 1997.

(+) Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed.

(#)  Less than 1%

(1) Includes 48,000 shares subject to stock options exercisable within sixty days.

(2) Includes 4,000 shares subject to stock options exercisable within sixty days.

(3)  Member of the Executive Committee.

(4)  Member of the Audit Committee.

(5)  Member of the Compensation Committee.

(6)  Member of the Nominating and Governance Committee.

Board of Directors Independence and Meetings

     The Board has determined that all directors, other than Mr. Boyle, are independent under the American Stock Exchange rules, based on information known to the Company and on the annual questionnaire completed by each director. The Board regularly schedules meetings at which only independent directors are present.

     During the fiscal year ended September 30, 2005, the Board of Directors held a total of eight meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board on which the director served. All Board members are expected to attend the annual meeting of stockholders, subject to special circumstances. All of the Board members attended the annual meeting of stockholders in 2005.

Communications to the Board

     Stockholders may communicate with the Board of Directors by mailing a communication to the entire Board or to one or more individual directors, in care of the Corporate Secretary, Tech/Ops Sevcon, Inc., 155 Northboro Road, Southborough, Massachusetts 01772. All communications from stockholders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communications are addressed.

Committees of the Board

     The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, all the members of which are independent, as defined by Securities and Exchange Commission rules and American Stock Exchange listing standards, as applicable. In addition to the meetings described below, the members of each committee communicate regularly amongst themselves and with management on Company matters.

     Audit Committee. The Audit Committee is composed of three directors. The Board has determined that at least one of the members of the Committee, Mr. Rosenberg, is an "audit committee financial expert," as defined by the Securities and Exchange Commission. The Committee selects, evaluates and oversees the Company's independent auditors, approves any engagement of the independent auditors to perform non-audit services, reviews the audited financial statements and discusses the adequacy and quality of the Company's financial reporting principles and procedures and its internal controls with management and the auditors. The Committee, which met nine times during the fiscal year ended September 30, 2005, operates under a written charter which was last revised by the Board in July 2005 and is included as an appendix to this proxy statement. The Audit Committee's report appears on page 12.

     Compensation Committee. The Compensation Committee reviews and approves generally all compensation and fringe benefit programs of the Company, and also reviews and determines the base salary and incentive compensation of the executive officers, as well as grants of equity compensation to all employees. All compensation actions taken by the Committee are reported to the full Board of Directors, which, excluding employee directors, approves the actions of the Committee. The Committee also reviews and makes recommendations to the Board on director compensation and on policies and programs for the development of management personnel, as well as management structure and organization. The Compensation Committee met once during the fiscal year ended September 30, 2005. Its report appears on page 10.

     Nominating and Governance Committee. The Nominating and Governance Committee approves nominations to the Board and recommends to the Board of Directors' action related to Board composition, size and effectiveness and management succession plans for the positions of Chairman of the Board and Chief Executive Officer. The committee operates under a written charter, copies of which are available on the Company's web site at www.techopssevcon.com. The Nominating and Governance Committee met once during the fiscal year ended September 30, 2005.

     In identifying potential candidates and selecting nominees for directors, the Nominating and Governance Committee does not foreclose any sources. The Committee reviews candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee or recommended by the Board.

     The Nominating and Governance Committee does not rely on a fixed set of qualifications for director nominees. The Committee's primary objective for director nominees is to create a Board with a broad range of skills and attributes that is aligned with the Company's strategic needs.

     The minimum qualifications for director nominees are that they:

     (a) be able to dedicate time and resources sufficient for the diligent performance of the duties required of a member of the Board,

     (b) not hold positions or interests that conflict with their responsibilities to the Company,

     (c) comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws or regulations.

     Additionally, at least a majority of members of the Board of Directors must qualify as independent directors in accordance with American Stock Exchange independence rules.

     The Nominating and Governance Committee's process for evaluating nominees for director, including nominees recommended by stockholders, is to consider their skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and other relevant criteria as they may contribute to the Company's success. This evaluation is performed in light of the Committee's views as to what skill set and other characteristics would most complement those of the current directors, including the diversity, age, skills and experience of the Board as a whole.

     In order to recommend a candidate for consideration by the Nominating and Governance Committee, a stockholder must provide the Committee with the candidate's name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director of the Company and information relevant to the considerations described above. Such information should be sent to the Nominating and Governance Committee of Tech/Ops Sevcon, Inc., 155 Northboro Road, Southborough, Massachusetts 01772, Attention: Corporate Secretary. The Committee may seek further information from or about the candidate, or the stockholder making the recommendation, including information about all business and other relationships between the candidate and the stockholder.

Director Compensation; Stock Ownership Policy

     Directors of the Company (except Mr. Boyle) are each paid $16,000 per year for their services. Mr. Steadman, the Chairman of the Board of Directors and committee chairmen, Mr. Rosenberg (Chairman of the Audit Committee), Mr. Hemsley (Chairman of the Compensation Committee) and Dr. Schorr (Chairman of the Nominating and Governance Committee) each receive an additional $3,000 per year.

     Each director (except Mr. Boyle and Mr. Stump) currently in office has previously received an option under the 1998 Director Stock Option Plan to purchase 5,000 shares of Common Stock at the fair market value of the Common Stock on the date of grant. All of these options become exercisable in equal 500 share amounts on each of the first ten anniversaries of the date of grant or, if earlier, in the event of a change in control of the Company and will expire 90 days after the tenth anniversary of the date of grant.
In January 2004 the stockholders approved the discontinuance of any future grants under the 1998 Director Stock Option Plan and that any future grants of options or other equity to non-employee directors would be under the 1996 Equity Incentive Plan, as revised in January 2004.

      The Compensation Committee granted 2,000 shares of restricted stock to each non-employee director who was elected at the 2005 annual meeting of stockholders or whose term in office continued after the 2005 annual meeting. Restricted shares may not be sold, assigned, transferred, pledged or otherwise disposed of by the recipient until they vest. Such restricted shares will fully vest the day before the 2006 annual meeting of stockholders or, if earlier, upon the recipient's death or disability or upon a change in control of the Company. If the recipient's service as a director of the Company is terminated for any reason other than the recipient's death or disability, any unvested shares will be forfeited and returned to the Company, unless the Committee determines otherwise in its discretion.

     In 2004, the Board adopted Equity Compensation Guidelines in which it established a target level of stock ownership for directors of twice the level of annual cash compensation. Grants of restricted stock will be intended in part to assist in reaching these levels of ownership over time. Shares held by members of a person's immediate family or a trust for his or their sole benefit may be counted towards the ownership requirement. Each director will be required to refrain from selling Company stock acquired as restricted stock (other than to make required tax payments related to a grant) if the value, based on current market price, of his Company stock after the sale would be below his designated ownership level. The Committee has discretion to make exceptions in extraordinary circumstances where not contrary to Company goals, such as cases of significant personal hardship.

                           EXECUTIVE COMPENSATION

     The following tables provide information for the last three fiscal years concerning the compensation of each of the executive officers of the Company whose total compensation exceeded $100,000 in the most recent fiscal year, and the value of unexercised stock options held by him at the end of such years.

     Mr. Boyle and Mr. McPartlin are residents of the United Kingdom and receive their compensation in British Pounds. The table below sets out their compensation in both British Pounds (GBP) and in US Dollars ($) translated at the average exchange rates in force during the relevant period













Summary Compensation Table

                                                          Long-Term
                      Annual Compensation            Compensation Awards

                                               Other
                                               Annual  Restricted  Securities
Name and Principal   Fiscal                   Compensa-  Stock     Underlying
Position              Year   Salary   Bonus   tion (1)  Awards(2)    Options

In British Pounds:
Matthew Boyle         2005  129,400GBP 6,085GBP    -  47,900GBP           -
President and Chief   2004  122,730GBP 7,500GBP    -         -            -
Executive Officer     2003  118,858GBP  -          -         -       20,000

Paul A. McPartlin     2005  81,113GBP  6,100GBP       16,000GBP           -
Vice President, Chief 2004  78,475GBP  4,000GBP    -         -            -
Financial Officer     2003  70,667GBP   -       8,176GBP     -       10,000
and Treasurer

In US Dollars:
Matthew Boyle         2005   $238,797   $11,230    -    $88,350            -
President and Chief   2004   $220,754   $13.500    -          -            -
Executive Officer     2003   $189,213   $     -    -          -       20,000

Paul A .McPartlin     2005   $149,730   $11,260    -    $29,450            -
Vice President, Chief 2004   $141,100   $ 7,200    -          -            -
Financial Officer     2003   $113,420   $     - $13,122       -       10,000
and Treasurer

(1)  Value of use of Company owned automobile

(2) Restricted stock granted under the Company's 1996 Equity Incentive Plan for the year shown, expressed as the dollar value of the shares granted at the closing price on the date of grant. The restricted shares will vest in five equal annual installments, provided that they will fully vest upon the recipient's Death or Disability or upon a Change of Control (as each is defined in the Plan). If the recipient's employment with the Company is terminated for any reason other than the recipient's Death or Disability, any unvested shares will be forfeited and returned to the Company, unless the Compensation Committee determines otherwise in its discretion. At fiscal year-end 2005, the number and aggregate value of restricted stock holdings of Mr. Boyle were 15,000 shares ($89,250) and those of Mr. McPartlin were 5,000 shares ($29,750), as calculated using the year-end closing price of the Company's Common Stock, which was $5.95.

Option Grants in Last Fiscal Year

No stock options were granted to the named executive officers of the Company during the fiscal year ended September 30, 2005.

Aggregated Option Exercises During Fiscal 2005 and Fiscal Year-End Option
Values

                                          Number of
                                          Securities
                                          Underlying     Value of
                                          Unexercised    Unexercised
                   Number of              Options        In-the-Money Options
                   Shares                 At 9/30/2005   at 9/30/2005 (a)
                   acquired on  Value     Exercisable/   Exercisable/
Name               exercise     Realized  Unexercisable  Unexercisable
Matthew Boyle      -            -         42,000/38,000  $6,320/$25,280
Paul A. McPartlin  -            -          9,000/ 6,000  $6,320/$ 9,480

(a) Based on the difference between the option exercise price and the closing price of the underlying Common Stock on September 30, 2005, which closing price was $5.95 per share.

Retirement Plan

     Mr. Boyle and Mr. McPartlin participate in the Company's U.K. Retirement Plan, a defined benefit plan, under which benefits at age 65 are based upon 1/60th of final U.K. - base salary (as defined in the Plan) for each year of service, subject to a maximum of 2/3rds of final U.K. - base salary. The employee contributes 5% of base salary, with the balance of the cost being met by the Company. The following table sets forth information concerning the annual benefits payable to the employee pursuant to the U.K. Retirement Plan upon retirement at age 65 for specified compensation levels and years of service classifications.


                        U.K. Retirement Plan Table

Average Annual Earnings                 Estimated Annual Pension
  on which Retirement                   Based on Years of Service
  Benefits are Based                           Indicated
                         15 years   20 years   25 years   30 years   35 years
       $100,000          $ 25,000   $ 33,300   $ 41,700   $ 50,000   $ 58,300
        125,000            31,300     41,700     52,100     62,500     72,900
        150,000            37,500     50,000     62,500     75,000     87,500
        175,000            43,800     58,300     72,900     87,500    102,100
        200,000            50,000     66,700     83,300    100,000    116,700
        225,000            56,300     75,000     93,800    112,500    131,300
        250,000            62,500     83,300    104,200    125,000    145,800
        275,000            68,800     91,700    114,600    137,500    160,400
        300,000            75,000    100,000    125,000    150,000    175,000

     Credited years of service at September 30, 2005 were 9 for Mr. Boyle and 29 for Mr. McPartlin. Benefits under the U.K. Retirement Plan are computed solely on the U.K. base salary of participants, exclusive of bonuses, incentive and other compensation, and are not reduced on account of U.K. Social Security entitlement. The compensation of Mr. Boyle and Mr. McPartlin is entirely U.K. based. A spouse's pension of 50% of the employee's pension is payable beginning at the death of the employee either before or during retirement. Pension payments escalate by at least 3% per year, compounded, and at a higher rate in certain circumstances.


                     COMPENSATION COMMITTEE REPORT

     The Company's compensation program is designed to motivate and retain employees by encouraging and rewarding performance. The program is administered by the Compensation Committee of the Board of Directors (the "Committee").

     The Committee believes that the combination of salary and incentive compensation is the best method for compensating its executive officers and senior managers to promote uniform excellence, long-term commitment and team performance. Management salaries are determined based upon individual performance, level of responsibility, experience and industry comparables. The Committee reviews these salaries annually and may measure them against compensation data obtained from published compensation surveys and surveys of peer companies. The Committee believes that the salaries of the Company's executive officers are within the range of these surveys. The peer companies are generally of about the same size as the Company and are in technical, rather than consumer or distribution fields. The Company believes that its competitors for executive talent are not necessarily companies which engage in the same business as the Company and, therefore, the companies used for comparative compensation purposes differ from the companies included in the Industrial Controls Industry Index. Incentive compensation includes grants of restricted stock and cash bonuses which are awarded at year-end in the discretion of the Committee to reward particular performance. The Committee has awarded bonuses for performance with respect to fiscal 2005 of 4.7% of base salary for Mr. Boyle and an average of 4.0% of base salary for the senior managers other than Mr. Boyle.

     Prior to 2004, the Company used stock options as an important incentive to motivate executive officers and other key employees for improved long-term performance of the Company and to align their interests with those of the stockholders. In 2004, the Company modified its approach to providing equity incentives in response to changing business needs and financial accounting requirements, and obtained stockholder approval to amend the 1996 Equity Incentive Plan to provide for awards of restricted stock and other forms of equity compensation.

     The Equity Compensation Guidelines adopted by the Board articulate the goals and considerations the Committee takes into account in determining equity compensation awards. The Guidelines recognize that equity awards may play a purely compensatory role and they may also provide an incentive for future individual achievement. The incentive function may be implemented through performance vesting or, more simply, through making grants of equity in recognition for the achievement of desired performance. The Guidelines provide that, in general, the incentive component of compensation for senior executives should have a high proportion of equity in order to promote longer-term thinking and to align the benefits gained by the executives to those attained by stockholders in both good and bad times. One aim of the Guidelines, over the long term, is to target the equity holdings of the chief executive and chief financial officers at greater than twice their annual cash compensation. In adopting the Equity Compensation Guidelines, the Board also established a target level of stock ownership for other senior managers equal to annual cash compensation. Grants of restricted stock will be intended in part to assist in reaching these levels of ownership over time. Shares held by members of a person's immediate family or a trust for his or their sole benefit may be counted towards the ownership requirement.

     Pursuant to the Equity Compensation Guidelines and both in recognition of prior performance and as an incentive for the future, following the 2005 fiscal year , the Compensation Committee granted 15,000 shares of restricted stock to Mr. Boyle.

     The recommended base salary and any incentive compensation award for the President are determined each year by the Committee based upon its subjective assessment of the overall financial performance of the Company and the performance of the President relative to corporate objectives and other factors. In the light of the Company's financial performance during the prior year, Mr. Boyle's base salary during fiscal 2005 was increased by 4% from 2004. Mr. Boyle is a resident of the United Kingdom and receives his base salary in British Pounds. Measured in United States Dollars, Mr. Boyle's 2005 base salary was 7.2% higher than in 2004.

                                   Members of the Compensation Committee

                                   Maarten D. Hemsley, Chairman
                                   Marvin G. Schorr
                                   Paul O. Stump


                           PERFORMANCE GRAPH

     The following graph compares the cumulative total return (change in stock price plus reinvested dividends) assuming $100 invested in the Common Stock of the Company, in the American Stock Exchange ("AMEX") Market Value Index, and in the Media General Industrial Controls Sector Index during the period from September 30, 2000 through September 30, 2005.

                                      Value of Investment at September 30,
                                    2000   2001   2002   2003   2004   2005
Tech/Ops Sevcon, Inc.                100     82     46     64     65     66
AMEX Market Value Index              100     75     81    101    116    141
Media General Industrial             100    134    182    177    241    339
  Controls Sector Index


                          AUDIT COMMITTEE REPORT

     In the course of its oversight of the Company's financial reporting process, the Audit Committee of the Board of Directors has (i) reviewed and discussed with management the Company's audited financial statements for the fiscal year ended September 30, 2005, (ii) discussed with Vitale, Caturano & Company, Ltd., the Company's independent auditors, the matters required to be discussed by Statement on Accounting Standard No. 61, Communication with Audit Committees, and (iii) received the written disclosures and the letter from Vitale, Caturano & Company, Ltd., required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Vitale, Caturano & Company, Ltd., its independence.

     Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements for the year ended September 30, 2005 be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

                                         Members of the Audit Committee

                                         Paul B. Rosenberg, Chairman
                                         Maarten D. Hemsley
                                         David R. A. Steadman


                                     AUDITORS

     In 2005, the Audit Committee of the Board of Directors reviewed the Company's independent auditors as part of its ongoing efforts to reduce operating costs and expenses. As a result, on September 1, 2005, the Audit Committee voted to replace Grant Thornton LLP with Vitale, Caturano & Company, Ltd. (VCC) as the Company's independent registered public accounting firm, effective immediately. The Company's Audit Committee selected VCC based, among other things, on the fee estimates provided by VCC and the closure by Grant Thornton UK LLP of its office in Newcastle, near the Company's UK facilities. The Company expects to lower its audit costs as a result of the change in accounting firms.

     Grant Thornton LLP's audit reports on the consolidated financial statements of the Company and subsidiaries for the fiscal years ended September 30, 2004 and 2003 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During those years and through the date of the Audit Committee's action, there were no disagreements between the Company and Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference to the matter in its audit report.

     During the Company's two most recent fiscal years and through the date of VCC's engagement, neither the Company nor anyone on behalf of the Company consulted with VCC in any matter regarding either (A) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither was a written report nor oral advice provided to the Company by VCC that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (B) any matter that was the subject of either a disagreement or a reportable event, as each are defined in Items 304(a)(1)(iv) and (v) of SEC Regulation S-K, respectively.

     Representatives of VCC are expected to be present at the meeting with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The fees billed by VCC, the Company's principal accountant for the 2005 year-end audit, and the fees billed by Grant Thornton LLP, the principal accountant for 2004 and up to September 2005, for each of the last two fiscal years are set out below:

                                                (in thousands of dollars)
-------------------------------------------------------------------------
                                                        2005        2004
-------------------------------------------------------------------------
Vitale Caturano:
Audit fees                                             $ 111       $   -
Audit-Related fees                                         -           -
Tax fees                                                   -           -
All other fees                                             -           -
-------------------------------------------------------------------------
Total - Vitale Caturano fees                           $ 111       $   -
-------------------------------------------------------------------------

Grant Thornton:
Audit fees                                             $  40       $ 172
Audit-Related fees                                        42          13
Tax fees                                                  33          39
All other fees                                             -           -
-------------------------------------------------------------------------
Total - Grant Thornton fees                            $ 115       $ 224
-------------------------------------------------------------------------

Total Fees:
Audit fees                                             $ 151       $ 172
Audit-Related fees                                        42          13
Tax fees                                                  33          39
All other fees                                             -           -
-------------------------------------------------------------------------
Total fees                                             $ 226       $ 224
-------------------------------------------------------------------------

     The audit-related fees in fiscal 2005 relate primarily to reviews of the Company's internal controls, the audit of the pension plan for the Company's UK subsidiary, assistance with the Company's response to a comment letter from the SEC, and services related to the change of auditors late in fiscal 2005. In fiscal 2004 the audit-related fees related primarily to the audit of the pension plan for the Company's UK subsidiary, fees related to the Company's S-8 registration statement and other meetings with the auditors. The tax fees are for the filing of the Company's tax returns in both the United States and the United Kingdom and in both years also include fees for tax advice on employee benefits.

     All of the above fees were approved by the Audit Committee before the respective engagements were undertaken. The Company has not adopted pre-approval policies and procedures relating to non-audit services.

     The fees billed by Vitale Caturano, an independent member of Baker Tilly International, in 2005 include fees billed by independent Baker Tilly International members in the United Kingdom and France relating to the audits of United Kingdom and French subsidiaries of the Company.


           DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

     In order for a stockholder proposal to be considered for inclusion in the Company's proxy materials for the annual meeting in 2007, it must be received by the Company at 155 Northboro Road, Southborough, Massachusetts 01772, Attention: Treasurer, no later than August 29, 2006.

                         ADVANCE NOTICE PROVISIONS FOR
                     STOCKHOLDER PROPOSALS AND NOMINATIONS

     The by-laws of the Company provide that in order for a stockholder to bring business before or propose director nominations at an annual meeting, the stockholder must give written notice to the Secretary or other specified officer of the Company not less than 50 days nor more than 75 days prior to the meeting, except that if notice thereof is mailed to stockholders or publicly disclosed less than 65 days in advance, the notice given by the stockholder must be received not later than the 15th day following the day on which the notice of such annual meeting date was mailed or public disclosure made, whichever occurs first. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons owning more than 10% of our registered equity securities to file with the Securities and Exchange Commission reports of their initial ownership and of changes in their ownership of our common stock and to provide us with copies of all Section 16(a) reports they file.

     Based on a review of the reports filed by such persons with respect to our last fiscal year, the Company believes that all its executive officers and directors have complied with the Section 16(a) filing requirements. The shareholder group comprised of Paul D. Sonkin, Hummingbird Management LLC and related entities filed late a report covering one purchase of shares.


                            OTHER BUSINESS

     The Board of Directors does not know of any business which will come before the meeting except the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

Dated December 27, 2005


                                                                  APPENDIX 1

                                             Revised effective July 26, 2005

                              TECH/OPS SEVCON, INC
                                    CHARTER
                  AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

PURPOSE:

The principal purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee the Company's accounting and financial reporting processes and audits of the Company's financial statements, including by reviewing the financial reports and other financial information provided by the Company, the Company's disclosure controls and procedures and internal accounting and financial controls, and the annual independent audit process.

In discharging its oversight role, the Audit Committee is granted all responsibilities and authority required by SEC Rule 10A-3, including without limitation the authority to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company, and the authority to engage independent counsel and other advisers, as the Committee determines necessary to carry out its duties.

The outside auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders. In this connection, the Committee, as a committee of the Board, shall be directly responsible for the appointment, compensation and oversight of the work of the outside auditor in preparing or issuing an audit report or related work, including resolving any disagreements between Management and the outside auditor regarding financial reporting.

The Committee shall receive direct reports from the outside auditor. The Committee shall be responsible for overseeing the independence of the outside auditor and for approving all auditing services and permitted non-audit services provided by the outside auditor.

The Committee will annually assess its own performance and review and assess the adequacy of this charter and recommend any changes to the Board.

MEMBERSHIP AND TERM OF APPOINTMENT:

The Audit Committee shall consist of not less than three Directors. A chairperson and the Committee members shall be elected annually by the affirmative vote of at least a majority of the independent Directors.

All Committee members shall be independent Directors:

- Who have no material relationship to the Company that may interfere with the exercise of their independent judgment;

- Who do not receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company, other than in the member's capacity as a member of the Board or any of its committees;

- Who are not "affiliated persons" (as defined by applicable law or regulation) of the Company or any subsidiary, other than as members of the Board or any of its committees; and

-    Who are financially literate.

In addition, at least one member of the Committee will have accounting or related financial management expertise, and, to the extent practicable, be an "audit committee financial expert" as that term is defined by the SEC.

QUORUM AND VOTING:

At the meetings of the Audit Committee, the presence of a majority of all members shall be necessary to constitute a quorum for the transaction of business, and the affirmative vote of a majority of all members shall be necessary to take any action. The responsibilities of the committee may, to the extent permitted by applicable law and Amex rules, be delegated to one or more members of the committee.

RULES:

The Audit Committee may adopt such rules and regulations, not inconsistent with law nor with the provisions of the Certificate of Incorporation or the By-Laws, or of any applicable resolution of the Board of Directors, for the calling and holding of meetings of the Committee and for the transaction of business at such meetings, as the Committee may deem necessary and desirable. The Committee shall keep regular minutes of its proceedings, and shall report the same to the next meeting of the Board of Directors.

RESOURCES AND AUTHORITY:

The Audit Committee shall be provided with the necessary resources, including staff and administrative support and periodic education, by the Company to effectively discharge its duties and responsibilities assigned by the Board of Directors. The Audit Committee shall have the discretion to institute investigations of improprieties or suspected improprieties, including the standing authority to retain special counsel or other staff, with full access to all books, records, facilities and personnel of the Company. The Audit Committee shall have full authority to approve funding by the Company for the payment of compensation to outside auditors and any independent counsel or other advisors retained by the Committee.

KEY RESPONSIBILITIES:

The Audit Committee's role is one of oversight, and it is recognized that Management is responsible for preparing the Company's financial statements, and that the outside auditor is responsible for auditing those financial statements.

The common recurring activities of the Committee in carrying out its oversight role shall include the following functions, which are set forth as a guide and may be varied and supplemented from time to time as appropriate under the circumstances.

- The Committee shall meet at least quarterly and shall call special meetings, as circumstances require. When appropriate, the Audit Committee shall meet with legal counsel to discuss legal matters that may have an impact on the Company's financial statements.

- The Committee shall periodically discuss with Management and the outside auditor the quality and adequacy of the Company's internal controls, including any significant deficiencies in the design or operation of those controls which could adversely affect the Company's ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves Management or other employees who have a significant role in the Company's internal controls, and discuss with the outside auditor how the Company's financial systems and controls compare with industry practices.

- The Committee shall discuss with Management and the outside auditor, and shall have final authority over, the Company's internal auditing function, including responsibilities, budget and staffing, and shall receive such reports as it may request directly from the principal internal auditor.

- The Committee shall periodically review the adequacy and effectiveness of the Company's disclosure controls and procedures.

- The Committee shall review with Management and the outside auditor the audited financial statements to be included in the Company's Annual Report on Form 10-K and the Annual Report to Stockholders, and shall review and consider with the outside auditor the matters required to be discussed by Statements on Auditing Standards No. Numbers 61 Communication with Audit Committees and 90 Audit Committee Communications.

- If necessary, the Committee shall review as a whole, or through the Committee chair, with the outside auditor, prior to filing with the SEC, the Company's interim financial information to be included in the Company's Quarterly Reports on Form 10-Q and the matters required to be discussed by SAS Nos. 61 and 90.

- The Committee shall periodically review with Management and the outside auditor the quality, as well as acceptability, of the Company's accounting policies, and discuss with the outside auditor how the Company's accounting policies compare with those in the industry and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with Management, the ramifications of use of such alternative disclosures and treatments, and the treatment preferred by the outside auditor.

- The Committee shall periodically discuss with the outside auditor whether all material correcting adjustments identified by the outside auditor in accordance with generally accepted accounting principles and the rules of the SEC are reflected in the Company's financial statements.

- The Committee shall review with Management and the outside auditor any material financial or other arrangements of the Company which do not appear on the Company's financial statements, and any transactions or courses of dealing with third parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Company's financial statements.

- The Committee shall review with Management and the outside auditor the Company's critical accounting policies and practices.

- The Committee shall review with the outside auditor all material communications between the outside auditor and Management, such as any management letter or schedule of unadjusted differences.

- The Committee shall request from the outside auditor annually a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard 1 - Independence Discussions with Audit Committees and such other requirements as may be established by the Public Company Accounting Oversight Board, discuss with the outside auditor any such disclosed relationships and their impact on the outside auditor's independence, and take appropriate action regarding the independence of the outside auditor.

- The Committee shall periodically review and evaluate the qualifications and performance of the outside auditor, including obtaining annual reports on the outside auditor's quality control procedures, any material issues raised by the most recent internal quality control and peer reviews of the outside auditor and any inquiry or investigation by governmental or professional authorities within the preceding five years respecting any independent audits carried out by the outside auditor, and any steps taken to deal with such issues.

- The Committee shall review and discuss with Management the Company's policies with respect to earnings press releases and earnings guidance, including the use of pro forma information, to be provided by the Company publicly or to analysts and ratings agencies.

- The Committee shall discuss with Management the Company's major financial risk exposures and the steps Management has taken to monitor and control such exposures.

- On an ongoing basis, the Committee shall conduct an appropriate review of, and report to the Board with respect to, all proposed related-party transactions with the Company where the amount involved exceeds $60,000. All such transactions shall be subject to prior approval by the Committee. "Related-party transactions" shall be defined in accordance with the broadest applicable Amex, SEC or statutory definition then in effect, and generally shall include transactions between the Company and Company Directors; executive officers; nominees for election as director; stockholders; or their respective affiliates or immediate family members.

- The Committee shall approve the engagement of the outside auditor and shall approve, in advance, all audit services and all permitted non-audit services to be provided to the Company by the outside auditor (subject to any de minimus exception permitted by SEC rules), taking into account whether such non-audit services are compatible with maintaining the outside auditor's independence. The Committee may designate an individual Committee member to pre-approve audit and permissible non-audit services, provided that such approvals be presented to the full Committee at the next scheduled meeting.

- The Committee shall recommend to the Board whether, based on the reviews and discussions referred to above, the financial statements should be included in the Company's Annual Report on Form 10-K.


COMPLAINT PROCEDURES

Any issue of significant financial misconduct shall be brought to the attention of the Committee for its consideration. In this connection, the Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The existence and nature of the reporting procedures shall be communicated to all employees and, to the extent appropriate, to agents of the Company. It shall be a violation of the code of ethics to intimidate or impose any form of retribution on any employee or agent who utilizes such reporting system in good faith to report suspected violations (except that appropriate action may be taken against such employee or agent if such individual is one of the wrongdoers).




(FORM OF PROXY CARD)                                      APPENDIX II

                       TECH/OPS SEVCON, INC.

Proxy Solicited by the Board of Directors for Annual Meeting of Stockholders to be held January 24, 2006.

     The undersigned, revoking all prior proxies, appoints
Marvin G. Schorr, Paul A. McPartlin and Matthew C. Dallett and each of them, the attorneys and proxies of the undersigned, with power of substitution, to vote all the shares of Tech/Ops Sevcon, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held January 24, 2006 at the offices of Edwards Angell Palmer & Dodge LLP, 20th Floor, 111 Huntington Avenue at Prudential Center, Boston, Massachusetts at 5:00 p. m. and at any adjournments thereof.

         Please complete, sign and date on reverse side and mail in enclosed envelope.

------------------------------------------------------------------
                                                               _____
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE \    \
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE       \  X \
                                                               \____\

1. Election of Directors for three-year terms

Nominees:
Rosenberg      O
Start          O

\__\ FOR ALL
     NOMINEES

\__\ WITHOLD AUTHORITY
     FOR ALL NOMINEES

\__\ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority for any individual nominee(s) mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ?

This proxy will be voted FOR all nominees for Director if no contrary instructions are given. The proxies are authorized to vote in their discretion upon other business that may properly come before the meeting.







To change the address on your account, please check the         \___\
box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.



Signature of Stockholder......................  Date.................

Signature of Stockholder......................  Date.................


      Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.


1